Exhibit 10.14

Zenas BioPharma

Short-Term Incentive Plan

January 1, 2024

Compensation Philosophy

The compensation philosophy of Zenas BioPharma (the “Company”) is to attract, motivate, retain and reward employees with base pay, short-term and long-term incentives, and benefits that are competitive in the market. The Company’s incentive programs provide employees with the opportunity to earn compensation in addition to their base salary based on the Company’s and the employee’s achievement of pre-established performance targets.

Plan Overview and Objective

This Zenas BioPharma Short-Term Incentive Plan (the “STI Plan”) is an annual cash bonus plan for regular full and part-time employees of the Company who are in a position to make positive contributions to the Company, thereby increasing the performance of the Company. The intent of this STI Plan is to provide highly competitive total cash compensation through an annual cash bonus program that reflects the Company’s performance and an employee’s performance against goals and objectives. Annual cash bonuses (“Plan Awards”) are not guaranteed and are determined on an annual basis, based on the achievement of annual Company and each individual employee’s performance goals. By accepting (or being deemed to have accepted) a Plan Award, the employee agrees or will be deemed to have agreed to the terms and condition of the Plan Award and this STI Plan.

Administration

This STI Plan will be administered, with respect to executive officers who are eligible to participate in this STI Plan, by the Company’s Board of Directors or its delegate(s) (the “Board”), and with respect to all other employees who are so eligible, by the CEO and the Leadership Team (the “Administrator”). The Board, with regard to the executive officers, will have the authority to determine eligibility criteria for participation and those who are eligible to participate in this STI Plan, establish written award forms and agreements, construe the terms of this STI Plan and any Plan Award, determine the amount of any payments under this STI Plan. The Administrator, with regard to the employees who are not executive officers, will have the authority to determine eligibility criteria for participation and those who are eligible to participate in this STI Plan and determine the amount of any payments under this STI Plan. The Administrator will also have the authority to generally do all things necessary to administer this STI Plan. Any action taken by the Board or Administrator will be final and binding on all parties and any person claiming benefits through them.

Eligibility and Participation

For each calendar year, each regular full or part-time employee who is employed by the Company, unless otherwise determined in the discretion of the Board or Administrator, as applicable, is eligible to participate in this STI Plan if the employee’s first day of employment with the Company occurs on or prior to September 30 of a calendar year; provided that the Board may determine in its discretion that an executive officer may be eligible to participate in this STI Plan irrespective of such executive officer’s start date. Each executive officer and employee who is eligible to participate in this STI Plan for the applicable calendar year is a “participant”.

Performance-Based Conditions

Annual Goals

At the beginning of each calendar year, the Board will establish annual performance goals for the Company. The Company’s failure to achieve a minimum level of performance established by the Board, as determined by the Board in its discretion, will result in the forfeiture of all Plan Awards for such calendar year (regardless of individual performance). Payment with respect to the achievement of the Company’s annual performance goal component of a Plan Award will be capped at 150% of that portion of a Target Award.

Individual Performance

In addition to achievement of the Company’s annual performance goals, Plan Awards are also determined on the basis of individual performance for the applicable calendar year. A participant’s individual performance rating will be determined by the Administrator based on the recommendation of the participant’s manager, or in the case of the CEO, the Board.

Plan Awards are performance-based and are not guaranteed. A participant may forfeit their Plan Award if the level of their individual performance is not meeting expectations, as the Board or Administrator determines in its discretion.

Payment with respect to the achievement of any participant’s individual performance will be capped at 150% of that portion of a participant’s Target Award.

Calculating the Amount of a Target Award

Each participant is eligible for a Plan Award with an award amount expressed as a numerical percent (the “Target Percentage”). A participant’s “Target Award” is equal to such participant’s Target Percentage multiplied by his or her base salary earned for the applicable calendar year. A participant’s Target Percentage will be set forth in the participant’s Annual Compensation Statement or offer letter in the case of a new hire, which Target Percentage may be adjusted as the Board or Administrator determines in its discretion.

Unless the Board or Administrator determines otherwise, the Target Award will be prorated based on the portion of the calendar year worked (based on number of days) if the participant (a) commenced employment with the Company after January 1, (b) worked part-time during the year, or (c) took a leave of absence of more than seven (7) business days during the year.

Reduction or Forfeiture of Award Amount

A Plan Award may be reduced (including to complete forfeiture) if a participant is not in compliance with all Company policies and guidelines and all applicable laws, as determined in the discretion of the Board or Administrator.

Calculating the Plan Awards

The actual cash bonus amount paid with respect to an participant’s Plan Award is determined based on the achievement of two components: (1) the Company’s performance against the corporate goals determined by the Board, and (2) the participant’s individual performance determined by the Administrator based on the recommendation of the participant’s manager, or in the case of the CEO, the Board. The Board or Administrator determines in its discretion the percentage of the Plan Award tied to the Company’s performance goals vs. individual performance, which can vary by job level. While allocation of performance goals vs. individual performance is at the Board’s or Administrator’s discretion, the Board or Administrator may use Appendix A as a guideline to determine such allocation.

Calculation of Award Amount

The actual cash bonus amount awarded to a participant is calculated as follows:

	Target Award ($)	x	Corporate Goal Achievement (%)	x	Corporate Performance Factor (%)	+	Target Award ($)	x	Individual Goal Achievement (%)	x	Individual Performance Factor (%)	x	Proration Factor (if applicable) (%)	=	Actual Cash Bonus Earned
Example:	[($15,000	x	100%	x	20%)	+	($15,000	x	105%	x	80%)]	x	N/A	=	$15,600

Employment Changes

New Hires

If a participant is hired after January 1 of a calendar year, his or her bonus amount for that year will be prorated to reflect the portion of the year (based on number of days actually employed by the Company). If a participant is hired after September 30, he or she will not be eligible for a Plan Award for that year (unless the Board or Administrator determines otherwise in its discretion).

Leave of Absence

If a participant is on an approved leave of absence for more than seven (7) business days, such participant’s Plan Award if any, will be prorated for the number of days the participant was actively at work during the calendar year, unless otherwise required by applicable law.

Part-time Employees

If a participant in the plan is not a full-time employee, the participant’s Plan Award, if any, shall be prorated based on the participant’s regularly scheduled work hours or percentage of time worked. If a participant has a change in regularly scheduled work hours during a calendar year, such participant’s Plan Award will be prorated accordingly.

Termination of Employment

A participant must remain employed by the Company through the date of payment of Plan Awards for the calendar year (the “Payment Date”) to be eligible to earn and be paid a Plan Award for that year. Therefore, if a participant’s employment terminates prior to the Payment Date for any reason, the participant shall not be entitled to a Plan Award; provided that in the event such termination is as a result of participant’s death, retirement or disability, in which case the participant, or the participant’s estate (as the case may be), shall be eligible for the applicable Plan Award as the Board or Administrator determines based on the terms of this STI Plan, and payable on the Payment Date.

Changes in Target Percentage

During a calendar year, if a participant is promoted to a position in an eligibility group with a higher Target Percentage, such participant will be eligible for the higher Target Percentage for the entire year.

During a calendar year, if a participant’s position changes to a position in an eligibility group with a lower Target Percentage, such participant’s Plan Award will be calculated using the average of the applicable Target Percentages in effect for the applicable portions of the year.

Plan Award Payout Process

Plan Awards, if any, are paid out following the end of the calendar year and after the measurement of the Company’s achievement of its annual goals by the Board and individual performance evaluations for each participant have been completed, but in no event later than March 15 following the end of each calendar year. Applicable taxes and other withholdings will be deducted from any Plan Award, as appropriate for each jurisdiction.

All payouts under this STI Plan are subject to the review and approval of the Board or Administrator. Notwithstanding anything else in this STI Plan to the contrary, the Board or Administrator, as applicable, retains the discretion to reduce, increase or eliminate the funding for this STI Plan and/or any bonus award amount in accordance with the Board’s or the Administrator’s, as applicable, assessment of corporate and individual goal achievement. All decisions made by the Board or the Administrator under this STI Plan, including the determination of a participant’s actual bonus amount, shall be final and binding.

General

Target Awards, and payments made under such awards, are subject to the Company’s clawback policy, which is hereby incorporated by reference into this STI Plan.

Each Plan Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed accordingly. Notwithstanding the preceding sentence, neither the Administrator nor the Company, nor any person acting on behalf of any of them, shall be liable to any participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of a Plan Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A of the Code. The Company shall also have the power to amend this STI Plan and any Plan Award to the extent necessary to ensure that a Plan Award will not cause any amount to be included in a participant’s gross income pursuant to Section 409A of the Code.

The interest of any participant under this STI Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law and any attempted assignment shall be null, void and of no effect.

Amounts paid under this STI Plan shall be paid from the general funds of the Company, and each participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in this STI Plan shall be deemed to create a trust of any kind for the benefit of any participant or create any fiduciary relationship between the Company and any participant with respect to any assets of the Company.

To the extent any provision of this STI Plan conflicts with any applicable state or federal law, the Administrator will follow and comply with the applicable law.

All payments under this STI Plan will be reduced by all tax and other amounts required to be withheld with respect to the payment. Any such amounts withheld will be treated as though such payment had been made directly to the participant.

The Company reserves the right to amend or discontinue this STI Plan at any time without prior notice. In no event does this STI Plan alter the “employment-at-will” relationship between the Company and its employees. The Company and its employees are free to terminate the employment relationship at any time, without cause or notice.

To the extent permitted by applicable law, by accepting (or being deemed to have accepted) a Plan Award, the participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the STI Plan, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting (or being deemed to have accepted) a Plan Award, the participant certifies that no officer, representative or attorney of the Company or any of its affiliates has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of this STI Plan, without regard to the state’s conflict of laws rules.

APPENDIX A

Annual Short-Incentive Award Guidelines

Level	Target Award	Company Performance Factor	Individual Performance Factor
CEO*	-	-	-
President & COO, CBO & CFO, CMO & Head of R&D	50%	90%	10%
Chief Human Resources Officer	40%	80%	20%
SVP	35%	70%	30%
VP	30%	60%	40%
Executive Director	27.5%	60%	40%
Senior Director	25%	50%	50%
Director	20%	40%	60%
Associate Director	20%	40%	60%
Senior Manager	15%	30%	70%
Manager	15%	20%	80%
Professionals	10%	10%	90%

*The CEO’s annual cash bonus will be determined by the Board.